Exhibit 99.1
From Capital Hill... As I travel throughout Georgia, I have heard loudly and clearly from Georgians about the negative impact the high price of gasoline is having on their family budgets. I am reminded of this each time I visit the pump or when I speak to a constituent who has had to cancel a family vacation, cut back to just necessities, or choose between buying fuel to get to work and buying food to feed their families.
Georgians have told us they want us to lower gas prices right now, plain and simple. They want us to find domestic sources of energy so that we are no longer forced to purchase energy from nations and cartels that, in many cases, seek to do harm to the United States. That is why Senator Chambliss and I are part of a bipartisan group of five Republicans and five Democrats working towards addressing the issue of high energy prices, and breaking the partisan gridlock in Washington that has prevented America from increasing its domestic energy supplies and that continues to force us to import 68 percent of our oil. The New Energy Reform Act of 2008, also known as the “New ERA,” addresses the urgent need for increased domestic production. The New ERA proposal addresses the fundamentals of supply and demand by increasing production here at home and making a serious investment in conservation and alternative energy sources.
I’ve said for weeks that America has within its reach every resource necessary to be self-sufficient when it comes to energy. We just need the political will and the common sense to make it happen. If the United States fails to tap into our own resources, it is as if we are sitting on a ham sandwich starving to death.
Without ethanol production in the United States, gas prices would be considerably higher than what they are now. The stockholders, board and staff at First United Ethanol are to be commended for their foresight and efforts in bringing this project to fruition.

Johnny Isakson, U.S. Senator, R-GA
2008 Annual Members’ Meeting
On August 26th, over 80 stockholders joined the Board of Directors of FUEL, the Management Committee of Southwest Georgia Ethanol, LLC and FUEL’s Management team for the 2008 Annual Members’ Meeting. The meeting was held at the Joe B. Adams, Jr. Conference Center in Camilla, Georgia.
Tommy Dollar, Chairman of the Board, welcomed the members and thanked them for their investment in the company. He gave a brief history of FUEL and then introduced the management team.
Larry Kamp, Chief Financial Officer for FUEL, presented the sources of funds and explained the structure of the debt for the $190 million construction fund. He presented the uses of funds and reported that he expects to meet budget expectations for the project. He explained that the original construction budget had been adjusted to reflect change orders which enhanced the viability of our project. He addressed the working capital, explaining that FUEL will need to run on reduced inventory levels due to the increased price of corn. He explained that margins are determined by the price of ethanol, ddgs, corn and natural gas. He reported that crush margins in the markets are currently favorable.
Drew Gahagan, General Manager, gave a construction update. He reported that the facility is at least 95% complete. He expressed his excitement at the opportunity to manage a first class facility. Mr. Gahagan informed the members that he anticipates first grind on October 9. He also reported that employee training was underway and he was extremely pleased with the team that will soon be operating the facility.
Murray Campbell, CEO, gave a presentation which included valuable industry information. This presentation is available at www.firstunitedethanol.com.
FUEL expects Fagen and Younglove Construction to release the grain bins and drying system in the next week with the arrival of our first trainload of corn occurring in 7-10 days. We will receive approximately 300,000 bushels on our first 90 car unit train. SWGE, a FUEL company, anticipates receiving local corn beginning the week of Sept. 15th. In an effort to purchase as much local corn as possible, we are asking our stockholders to spread the word to local farmers. For more information on bids and contracts, call Brad Kusterman at 229-522-2822 or Lewis Campbell of Palmetto Grain at 843-987-7266.

September 2008
In a memo from the Renewable Fuels Assn. dated September 10, it reads “The American farmer and the American ethanol producer have been under attack, criticized for seeking to capitalize on the productivity and bounty of American agriculture to help solve this nation’s energy crisis. In particular, critics often misrepresent the impact of ethanol production on American corn and total grain supplies, contorting facts and reporting statistics completely out of context.” The memo continues with the following information regarding distillers grains.
When corn is used to produce ethanol, one-third of the corn is left over (as distillers grains or DDG) and used as a high protein animal feed.
•	Discussions of how much corn is used for ethanol must recognize the fact that one-third of the corn is returned as feed to the livestock feed market.

•	Every 56-pound bushel of corn that enters the dry mill ethanol process yields 2.8 gallons of fuel ethanol and 18 pounds of residual grains. These residual grains, often referred to as distillers grains, are fed to livestock and poultry.

•	In 2008, 33% of the corn crop will be used for ethanol on a gross basis, according to the August 12 USDA World Agriculture Supply and Demand Estimates report. However, when the distillers grains feed is considered, the net usage of the 2008 corn crop will be closer to 22%. Net usage of corn by the ethanol industry in 2007/08 was about 16% of the corn crop. For more useful information like this, you can also visit the National Corn Grower’s website
http://www.ncga.com/ethanol/main/index.asp
We provide links to the NCGA and RFA websites at
www.firstunitedethanol.com.
Did you know that you can purchase E-10 in just about every station in Georgia and Florida? E-10 is a blend of 90% gasoline with 10% ethanol and can be used in any car or truck. Be sure to look for the E-10 sticker on the gas tank and fill ‘er up!
This newsletter contains forward-looking statements that involve future events, our future performance and our expected future operations and actions. In some cases you can identify forward-looking statements by the use of words such as “may,” “will,” “should,” “anticipate,” “believe,” “expect,” “plan,” “future,” “intend,” “could,” “estimate,” “predict,” “hope,” “potential,” “continue,” or the negative of these terms or other similar expressions. These forward-looking statements are only our predictions and involve numerous assumptions, risks and uncertainties, including, but not limited to those listed below and those business risks and factors described in our filings with the Securities and Exchange Commission (“SEC”).
Changes in our business strategy, capital improvements or development plans; Construction delays and technical difficulties in constructing the plant; Changes in the environmental regulations that apply to our plant site and operations; Changes in general economic conditions or the occurrence of certain events causing an economic impact in the agriculture, oil or automobile industries; Changes in the availability and price of natural gas and corn, and the market for distillers grains; Changes in federal and/or state laws (including the elimination of any federal and/or state ethanol tax incentives); Overcapacity within the ethanol industry; Changes and advances in ethanol production technology; and Competition from alternative fuel additives.
Our actual results or actions could and likely will differ materially from those anticipated in the forward-looking statements for many reasons, including the reasons described in this communication. We are not under any duty to update the forward-looking statements contained in this newsletter. We cannot guarantee future results, levels of activity, performance or achievements. We caution you not to put undue reliance on any forward-looking statements, which speak only as of the date of this communication. You should read this newsletter with the understanding that our actual results may be materially different from what we currently expect. We qualify all of our forwardlooking statements by these cautionary statements.